EXHIBIT 99.2

KAR Auction Services, Inc.
Third Quarter 2020 Supplemental Financial Information
November 3, 2020

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended September 30, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$70.2	$26.4	$(49.5)	$47.1
Add back:
Income taxes	26.0	4.3	(19.4)	10.9
Interest expense, net of interest income	0.7	7.5	21.0	29.2
Depreciation and amortization	38.2	2.5	5.8	46.5
Intercompany interest	(15.3)	—	15.3	—
EBITDA	119.8	40.7	(26.8)	133.7
Intercompany charges	1.4	—	(1.4)	—
Non-cash stock-based compensation	2.0	0.4	1.5	3.9
Acquisition related costs	2.4	—	—	2.4
Securitization interest	—	(3.7)	—	(3.7)
Loss on asset sales	0.1	—	—	0.1
Severance	2.4	—	(0.1)	2.3
Foreign currency (gains)/losses	(0.8)	—	0.9	0.1
Other	0.1	(0.1)	0.4	0.4
Total addbacks	7.6	(3.4)	1.3	5.5
Adjusted EBITDA	$127.4	$37.3	$(25.5)	$139.2

	Three Months Ended September 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$46.4	$30.7	$(42.7)	$34.4
Add back:
Income taxes	16.3	10.1	(13.2)	13.2
Interest expense, net of interest income	0.8	15.6	20.8	37.2
Depreciation and amortization	37.2	2.6	6.6	46.4
Intercompany interest	2.4	(1.3)	(1.1)	—
EBITDA	103.1	57.7	(29.6)	131.2
Intercompany charges	3.6	—	(3.6)	—
Non-cash stock-based compensation	1.6	0.3	2.6	4.5
Loss on extinguishment of debt	—	—	2.2	2.2
Acquisition related costs	2.0	—	0.7	2.7
Securitization interest	—	(13.3)	—	(13.3)
Loss on asset sales	0.8	—	—	0.8
Severance	0.6	0.1	0.2	0.9
Foreign currency (gains)/losses	—	—	(0.4)	(0.4)
Other	0.5	(0.1)	0.2	0.6
Total addbacks	9.1	(13.0)	1.9	(2.0)
Adjusted EBITDA	$112.2	$44.7	$(27.7)	$129.2

	Nine Months Ended September 30, 2020
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$89.9	$67.0	$(139.3)	$17.6
Add back:
Income taxes	37.3	18.0	(47.0)	8.3
Interest expense, net of interest income	1.9	30.2	64.9	97.0
Depreciation and amortization	115.5	7.8	17.4	140.7
Intercompany interest	(17.8)	(0.9)	18.7	—
EBITDA	226.8	122.1	(85.3)	263.6
Intercompany charges	4.6	—	(4.6)	—
Non-cash stock-based compensation	5.3	1.2	5.6	12.1
Acquisition related costs	4.5	—	0.2	4.7
Securitization interest	—	(21.1)	—	(21.1)
Loss on asset sales	1.1	—	—	1.1
Severance	9.3	0.4	0.9	10.6
Foreign currency (gains)/losses	0.9	—	2.3	3.2
Goodwill and other intangibles impairment	29.8	—	—	29.8
Other	2.6	(0.1)	1.3	3.8
Total addbacks	58.1	(19.6)	5.7	44.2
Adjusted EBITDA	$284.9	$102.5	$(79.6)	$307.8

	Nine Months Ended September 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated
Net income (loss) from continuing operations	$139.3	$88.6	$(150.8)	$77.1
Add back:
Income taxes	54.0	32.2	(57.8)	28.4
Interest expense, net of interest income	1.8	48.6	97.7	148.1
Depreciation and amortization	110.2	7.6	20.8	138.6
Intercompany interest	13.5	(4.1)	(9.4)	—
EBITDA	318.8	172.9	(99.5)	392.2
Intercompany charges	10.4	—	(10.4)	—
Non-cash stock-based compensation	5.6	1.2	8.3	15.1
Loss on extinguishment of debt	—	—	2.2	2.2
Acquisition related costs	4.8	—	5.5	10.3
Securitization interest	—	(41.9)	—	(41.9)
Loss on asset sales	1.7	—	—	1.7
Severance	4.2	0.1	1.4	5.7
Foreign currency (gains)/losses	(1.1)	—	0.1	(1.0)
IAA allocated costs	—	—	2.3	2.3
Other	1.2	—	0.2	1.4
Total addbacks	26.8	(40.6)	9.6	(4.2)
Adjusted EBITDA	$345.6	$132.3	$(89.9)	$388.0

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020	September 30, 2020
Net income (loss)	$19.8	$2.8	$(32.3)	$47.1	$37.4
Less: Income from discontinued operations	4.5	—	—	—	4.5
Income (loss) from continuing operations	15.3	2.8	(32.3)	47.1	32.9
Add back:
Income taxes	9.3	2.0	(4.6)	10.9	17.6
Interest expense, net of interest income	38.3	37.2	30.6	29.2	135.3
Depreciation and amortization	50.1	47.7	46.5	46.5	190.8
EBITDA	113.0	89.7	40.2	133.7	376.6
Non-cash stock-based compensation	5.2	5.3	2.9	3.9	17.3
Acquisition related costs	1.9	1.4	0.9	2.4	6.6
Securitization interest	(13.0)	(11.4)	(6.0)	(3.7)	(34.1)
Loss on asset sales	0.4	0.5	0.5	0.1	1.5
Severance	9.6	1.8	6.5	2.3	20.2
Foreign currency (gains)/losses	0.3	0.4	2.7	0.1	3.5
Goodwill and other intangibles impairment	—	—	29.8	—	29.8
Other	4.6	0.9	2.5	0.4	8.4
Total addbacks	9.0	(1.1)	39.8	5.5	53.2
Adjusted EBITDA	$122.0	$88.6	$80.0	$139.2	$429.8

Results of Operations

KAR Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except per share amounts)	2020	2019	2020	2019
Revenues
Auction fees and services revenue	$440.5	$534.5	$1,244.6	$1,629.5
Purchased vehicle sales	86.2	79.1	211.3	216.2
Finance-related revenue	66.9	88.3	202.2	264.9
Total revenues	593.6	701.9	1,658.1	2,110.6
Cost of services*	329.7	410.9	959.4	1,222.2
Gross profit*	263.9	291.0	698.7	888.4
Selling, general and administrative	131.0	158.9	405.7	497.3
Depreciation and amortization	46.5	46.4	140.7	138.6
Goodwill and other intangibles impairment	—	—	29.8	—
Operating profit	86.4	85.7	122.5	252.5
Interest expense	29.5	37.9	98.4	150.0
Other income, net	(1.1)	(2.0)	(1.8)	(5.2)
Loss on extinguishment of debt	—	2.2	—	2.2
Income from continuing operations before income taxes	58.0	47.6	25.9	105.5
Income taxes	10.9	13.2	8.3	28.4
Net income from continuing operations	47.1	34.4	17.6	77.1
Net income from discontinued operations	—	0.9	—	91.6
Net income	$47.1	$35.3	$17.6	$168.7
Net income from continuing operations per share
Basic	$0.23	$0.26	$0.04	$0.58
Diluted	$0.23	$0.26	$0.04	$0.58

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended September 30, 2020 and 2019
Overview
For the three months ended September 30, 2020, we had revenue of $593.6 million compared with revenue of $701.9 million for the three months ended September 30, 2019, a decrease of 15%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.
Depreciation and Amortization
Depreciation and amortization increased $0.1 million, or 0%, to $46.5 million for the three months ended September 30, 2020, compared with $46.4 million for the three months ended September 30, 2019.
Interest Expense
Interest expense decreased $8.4 million, or 22%, to $29.5 million for the three months ended September 30, 2020, compared with $37.9 million for the three months ended September 30, 2019. The decrease was primarily attributable to a decrease in the weighted average interest rate of approximately 1.3% offset by an increase of $326.9 million in the average outstanding balance of corporate debt for the three months ended September 30, 2020 compared with the three months ended September 30, 2019, resulting from a net increase in term loan debt of approximately $0.5 billion in connection with the debt refinancing on September 19, 2019. In addition, there was a decrease in interest expense at AFC of $8.2 million, which resulted from a decrease in the average finance receivables balance and interest rates for the three months ended September 30, 2020, as compared with the three months ended September 30, 2019.
Loss on Extinguishment of Debt
In September 2019, we amended our Credit Agreement and recorded a $2.2 million pretax charge primarily resulting from the write-off of unamortized debt issue costs associated with Term Loan B-4 and Term Loan B-5.
Income Taxes
We had an effective tax rate of 18.8% for the three months ended September 30, 2020, compared with an effective tax rate of 27.7% for the three months ended September 30, 2019. The 2020 rate was favorably impacted by the tax benefit from law changes, deductions related to stock-based compensation expenses and other discrete benefits.
Net Income from Discontinued Operations
On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations in the comparable 2019 results presented. For the three months ended September 30, 2020 and 2019, the Company's financial statements included income from discontinued operations of $0.0 million and $0.9 million, respectively.
Impact of Foreign Currency
For the three months ended September 30, 2020, fluctuations in the Canadian exchange rate decreased revenue by $0.7 million, operating profit by $0.3 million, net income by $0.2 million and had no impact on net income per diluted share. For the three months ended September 30, 2020, fluctuations in the European exchange rate increased revenue by $2.8 million, operating profit by $0.1 million, net income by $0.1 million and had no impact on net income per diluted share.
Impact of COVID-19 on Our Operations
The Company has been subject to numerous orders and directives that have impacted our ability to operate our business throughout North America and in Europe. As a result of restrictions on our operations, we have adjusted our business processes to meet the needs of our customers while complying with the various laws, regulations, mandates and directives in each individual market we operate. In many cases, we have had to limit the number of employees and customers within our physical locations at any given time and modify the delivery of services to our customers. However, we were able to make adjustments in our operations that have permitted us to improve performance.

New and used car retail activity was reduced to unprecedented levels in early April. Auto retail operations were required to temporarily close and supply and demand for used cars was disrupted. By mid-April, we were experiencing improved retail automobile sales and demand for used vehicle supply was beginning to improve. The Company was prepared to meet the needs of the wholesale used car marketplace with its technology-based auction platforms throughout North America and in Europe. The Company believes that certain changes made in its business processes that were necessitated by the COVID-19 outbreak are sustainable going forward. The Company has reduced the labor required to process wholesale auction transactions and reduced its selling, general and administrative expenses.

In March 2020, the Company had over 15,000 active employees. In early April, the Company furloughed approximately 11,000 employees. Since early April, we have called back approximately 6,000 employees throughout the Company. We notified approximately 5,000 furloughed employees that changes in our business processes in the past few months have resulted in the elimination of their positions.

Overview of KAR Results for the Nine Months Ended September 30, 2020 and 2019
Overview
For the nine months ended September 30, 2020, we had revenue of $1,658.1 million compared with revenue of $2,110.6 million for the nine months ended September 30, 2019, a decrease of 21%. Businesses acquired in 2019 accounted for an increase in revenue of $18.3 million or 1% of revenue. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization
Depreciation and amortization increased $2.1 million, or 2%, to $140.7 million for the nine months ended September 30, 2020, compared with $138.6 million for the nine months ended September 30, 2019. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2019.
Goodwill and Other Intangibles Impairment
In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. This analysis resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.

In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.
Interest Expense
Interest expense decreased $51.6 million, or 34%, to $98.4 million for the nine months ended September 30, 2020, compared with $150.0 million for the nine months ended September 30, 2019. The decrease was primarily attributable to a decrease in the weighted average interest rate of approximately 1.0% and a decrease of $478.0 million in the average outstanding balance of corporate debt for the nine months ended September 30, 2020 compared with the nine months ended September 30, 2019, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019 and a net increase in term loan debt of approximately $0.5 billion in connection with the debt refinancing on September 19, 2019. In addition, there was a decrease in interest expense at AFC of $18.7 million, which resulted from a decrease in the average finance receivables balance and interest rates for the nine months ended September 30, 2020, as compared with the nine months ended September 30, 2019.
Loss on Extinguishment of Debt
In September 2019, we amended our Credit Agreement and recorded a $2.2 million pretax charge primarily resulting from the write-off of unamortized debt issue costs associated with Term Loan B-4 and Term Loan B-5.
Income Taxes
We had an effective tax rate of 32.0% for the nine months ended September 30, 2020, compared with an effective tax rate of 26.9% for the nine months ended September 30, 2019. The 2020 rate was unfavorably impacted by the goodwill and other intangibles impairment charge for which no tax benefit has been recorded, as well as a greater proportion of higher taxed earnings. These were partially offset by the tax benefit from law changes, deductions related to stock-based compensation expenses and other discrete benefits.
Net Income from Discontinued Operations
On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations in the comparable 2019 results presented. For the nine months ended September 30, 2020 and 2019, the Company's financial statements included income from discontinued operations of $0.0 million and $91.6 million, respectively.
Impact of Foreign Currency
For the nine months ended September 30, 2020, fluctuations in the Canadian exchange rate decreased revenue by $2.1 million, operating profit by $0.6 million, net income by $0.3 million and net income per diluted share by less than $0.01. For the nine months ended September 30, 2020, fluctuations in the European exchange rate increased revenue by $1.2 million and had no impact on operating profit, net income and net income per diluted share. In addition, for the nine months ended September 30, 2020, as a result of the goodwill and other intangibles impairment in the U.K., fluctuations in the British pound exchange rate decreased net income by $0.1 million.

ADESA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per vehicle amounts)	2020	2019	2020	2019
Auction fees and services revenue	$440.5	$534.5	$1,244.6	$1,629.5
Purchased vehicle sales	86.2	79.1	211.3	216.2
Total ADESA revenue	526.7	613.6	1,455.9	1,845.7
Cost of services*	309.4	386.2	897.3	1,149.8
Gross profit*	217.3	227.4	558.6	695.9
Selling, general and administrative	97.7	121.7	300.0	370.2
Depreciation and amortization	38.2	37.2	115.5	110.2
Goodwill and other intangibles impairment	—	—	29.8	—
Operating profit	$81.4	$68.5	$113.3	$215.5

Vehicles sold	871,000	957,000	2,381,000	2,897,000
Institutional vehicles sold in North America	624,000	648,000	1,748,000	2,030,000
Dealer consignment vehicles sold in North America	217,000	274,000	560,000	784,000
Vehicles sold in Europe	30,000	35,000	73,000	83,000
Percentage of vehicles sold online	100%	59%	84%	58%
Conversion rate at North American physical auctions	69.7%	62.8%	65.4%	64.2%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$905	$893	$891	$883
Online only revenue per vehicle sold, excluding purchased vehicles	$161	$151	$159	$149
Gross profit, excluding purchased vehicles	49.3%	42.5%	44.9%	42.6%

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended September 30, 2020 and 2019
Revenue
Revenue from ADESA decreased $86.9 million, or 14%, to $526.7 million for the three months ended September 30, 2020, compared with $613.6 million for the three months ended September 30, 2019. The decrease in revenue was the result of a decrease in the number of vehicles sold and a decrease in average revenue per vehicle sold due to the mix of vehicles sold. The decrease in revenue included the impact of a decrease in revenue of $0.7 million due to fluctuations in the Canadian exchange rate and an increase of $2.8 million due to fluctuations in the European exchange rate.
The decrease in vehicles sold was primarily attributable to a 4% decrease in institutional volume, including vehicles sold on our online only platform, as well as a 21% decrease in dealer consignment units sold for the three months ended September 30, 2020 compared with the three months ended September 30, 2019. Online sales volume for ADESA represented 100% of the total vehicles sold in the third quarter of 2020, compared with approximately 59% in the third quarter of 2019. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location; (ii) online solutions that offer vehicles for sale while in transit to auction locations; (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio during the physical auctions to online bidders (ADESA Simulcast and Simulcast+); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Online only sales, which do not include vehicles sold on ADESA Simulcast, Simulcast+ or DealerBlock, accounted for approximately 55% of ADESA's North American online sales volume. ADESA sold approximately 437,000 (including approximately 57,000 from TradeRev) and 396,000 (including approximately 47,000 from TradeRev) vehicles through its North American online only offerings in the third quarter of 2020 and 2019, respectively. For the three months ended September 30, 2020, dealer consignment vehicles represented approximately 26% of used vehicles sold and institutional vehicles represented approximately 74% of used vehicles sold. For the three months ended September 30, 2019, dealer consignment vehicles represented approximately 30% of used vehicles sold and institutional vehicles represented approximately 70% of used vehicles sold. The volume of vehicles sold at physical auction locations in the third quarter of 2020 decreased approximately 23% compared with the third quarter of 2019. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 69.7% for the three months ended September 30, 2020, compared with 62.8% for the three months ended September 30, 2019.
For the three months ended September 30, 2020 we held all sales through digital marketplaces to protect the health and well-being of our workforce and customers. All vehicles were offered online, cars did not run across the block and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.
Physical auction revenue per vehicle sold increased $12, or 1%, to $905 for the three months ended September 30, 2020, compared with $893 for the three months ended September 30, 2019. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles.
Online only auction revenue per vehicle sold increased $8 to $252 for the three months ended September 30, 2020, compared with $244 for the three months ended September 30, 2019. The increase in online only auction revenue per vehicle sold was attributable to increased revenue per vehicle for units sold on the TradeRev platform. In addition, the entire selling price of the purchased vehicles sold at auction is recorded as revenue ("Purchased vehicle sales"). Excluding purchased vehicle sales, online only revenue per vehicle would have been $161 and $151 for the three months ended September 30, 2020 and 2019, respectively.
Gross Profit
For the three months ended September 30, 2020, gross profit for ADESA decreased $10.1 million, or 4%, to $217.3 million, compared with $227.4 million for the three months ended September 30, 2019. Gross profit for ADESA was 41.3% of revenue for the three months ended September 30, 2020, compared with 37.1% of revenue for the three months ended September 30, 2019. Gross profit as a percentage of revenue increased for the three months ended September 30, 2020 as compared with the three months ended September 30, 2019 as we have taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19, and vehicles sold online require less direct labor. In addition, our gross profit as a percentage of revenue is impacted by purchased vehicle sales. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicle sold. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 49.3% and 42.5% for the three months ended September 30, 2020 and 2019, respectively.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment decreased $24.0 million, or 20%, to $97.7 million for the three months ended September 30, 2020, compared with $121.7 million for the three months ended September 30, 2019, primarily due to decreases in compensation expense of $10.3 million, marketing costs of $3.9 million, travel expenses of $3.8 million, supplies expense of $2.0 million, telecom costs of $1.9 million, bad debt expense of $1.9 million, other employee related expenses of $1.4 million and the recording of the Canada Emergency Wage Subsidy and the Employee Retention Credit provided under the CARES Act of $2.3 million, partially offset by an increase in incentive-based compensation of $3.5 million.
Overview of ADESA Results for the Nine Months Ended September 30, 2020 and 2019
Revenue
Revenue from ADESA decreased $389.8 million, or 21%, to $1,455.9 million for the nine months ended September 30, 2020, compared with $1,845.7 million for the nine months ended September 30, 2019. The decrease in revenue was the result of a decrease in the number of vehicles sold and a decrease in average revenue per vehicle sold due to the mix of vehicles sold. Businesses acquired in 2019 accounted for an increase in revenue of $18.3 million, of which approximately $12.7 million was included in "Purchased vehicle sales." The decrease in revenue included the impact of an increase in revenue of $1.2 million due to fluctuations in the European exchange rate and a decrease of $2.0 million due to fluctuations in the Canadian exchange rate.
The decrease in vehicles sold was primarily attributable to a 14% decrease in institutional volume, including vehicles sold on our online only platform, as well as a 27% decrease in dealer consignment units sold for the nine months ended September 30, 2020 compared with the nine months ended September 30, 2019. Online sales volume for ADESA represented approximately 84% of the total vehicles in the first nine months of 2020, compared with approximately 58% in the first nine months of 2019. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location; (ii) online solutions that offer vehicles for sale while in transit to auction locations; (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio during the physical auctions to online bidders (ADESA Simulcast and Simulcast+); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Online only sales, which do not include vehicles sold on ADESA Simulcast, Simulcast+ or DealerBlock, accounted for approximately 59% of ADESA's North American online sales volume. ADESA sold approximately 1,125,000 (including approximately 125,000 from TradeRev) and 1,179,000 (including approximately 119,000 from TradeRev) vehicles through its North American online only offerings in the first nine months of 2020 and 2019, respectively. For the nine months ended September 30, 2020, dealer consignment vehicles represented approximately 25% of used vehicles sold and institutional vehicles represented approximately 75% of used vehicles sold. For the nine months ended September 30, 2019, dealer consignment vehicles represented approximately 28% of used vehicles sold and institutional vehicles represented approximately 72% of used vehicles sold. The volume of vehicles sold at physical auction locations in the first nine months of 2020 decreased approximately 28% compared with the first nine months of 2019. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 65.4% for the nine months ended September 30, 2020, compared with 64.2% for the nine months ended September 30, 2019.
Volumes sold for the nine months ended September 30, 2020 were materially impacted by the COVID-19 related restrictions placed on businesses throughout the world. Beginning the week of March 16, we experienced a significant decline in volumes, as customers began to cease operations in response to local, state and provincial directives. Throughout the second and third quarter, we held all sales through digital marketplaces to protect the health and well-being of our workforce and customers. All vehicles were offered online, cars did not run across the block and we limited access to our physical locations to promote social distancing measures and help prevent the spread of COVID-19.
Physical auction revenue per vehicle sold increased $8, or 1%, to $891 for the nine months ended September 30, 2020, compared with $883 for the nine months ended September 30, 2019. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles.
Online only auction revenue per vehicle sold increased $15 to $243 for the nine months ended September 30, 2020, compared with $228 for the nine months ended September 30, 2019. The increase in online only auction revenue per vehicle sold was attributable increased revenue per vehicle for units sold on the TradeRev platform. In addition, the entire selling price of the purchased vehicles sold at auction is recorded as revenue ("Purchased vehicle sales"). Excluding purchased vehicle sales, online only revenue per vehicle would have been $159 and $149 for the nine months ended September 30, 2020 and 2019, respectively.
Gross Profit
For the nine months ended September 30, 2020, gross profit for ADESA decreased $137.3 million, or 20%, to $558.6 million, compared with $695.9 million for the nine months ended September 30, 2019. Gross profit for ADESA was 38.4% of revenue for the nine months ended September 30, 2020, compared with 37.7% of revenue for the nine months ended September 30, 2019. Gross profit as a percentage of revenue increased for the nine months ended September 30, 2020 as compared with the nine months ended September 30, 2019 as we have taken measures to reduce expenses to help protect our business while our operations have been impacted by COVID-19, and vehicles sold online require less labor. In addition, our gross profit as a percentage of revenue is impacted by purchased vehicles. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 44.9% and 42.6% for the nine months ended September 30, 2020 and 2019, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold. Businesses acquired in 2019 accounted for an increase in cost of services of $15.6 million for the nine months ended September 30, 2020.

Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment decreased $70.2 million, or 19%, to $300.0 million for the nine months ended September 30, 2020, compared with $370.2 million for the nine months ended September 30, 2019, primarily due to decreases in compensation expense of $25.9 million, marketing costs of $12.3 million, travel expenses of $8.5 million, incentive-based compensation of $8.3 million, supplies expense of $4.4 million, telecom expenses of $2.9 million, professional fees of $2.8 million, other employee related expenses of $2.8 million and the recording of the Employee Retention Credit provided under the CARES Act and the Canada Emergency Wage Subsidy of $9.2 million, partially offset by increases in bad debt expense of $2.2 million, information technology costs of $2.0 million, costs associated with acquisitions of $1.9 million and other miscellaneous expenses aggregating $0.8 million.
Goodwill and Other Intangibles Impairment
In light of the impact that the COVID-19 pandemic has had on the economy, forecasts for all reporting units were revised. These circumstances contributed to lower sales, operating profits and cash flows at ADESA Remarketing Limited through the first part of 2020 as compared to 2019, and the outlook for the business was significantly reduced. This analysis resulted in the impairment of the goodwill balance totaling $25.5 million in our ADESA Remarketing Limited reporting unit and a non-cash goodwill impairment charge was recorded for this amount in the second quarter of 2020.
In addition, in the second quarter of 2020, a non-cash customer relationship impairment charge of approximately $4.3 million was also recorded in the ADESA Remarketing Limited reporting unit, representing the impairment in the value of this reporting unit’s customer relationships.

AFC Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2020	2019	2020	2019
AFC revenue	$66.9	$88.3	$202.2	$264.9
Cost of services*	20.3	24.7	62.1	72.4
Gross profit*	46.6	63.6	140.1	192.5
Selling, general and administrative	5.9	5.9	18.0	19.5
Depreciation and amortization	2.5	2.6	7.8	7.6
Operating profit	$38.2	$55.1	$114.3	$165.4

Loan transactions	324,000	442,000	1,192,000	1,340,000
Revenue per loan transaction, excluding “Warranty contract revenue”	$179	$180	$147	$178
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended September 30, 2020 and 2019
Revenue
For the three months ended September 30, 2020, AFC revenue decreased $21.4 million, or 24%, to $66.9 million, compared with $88.3 million for the three months ended September 30, 2019. The decrease in revenue was primarily the result of a 1% decrease in revenue per loan transaction and a 27% decrease in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased 1%, primarily as a result of decreases in interest yield, partially offset by an increase in average portfolio duration and loan values and a decrease in provision for credit losses for the three months ended September 30, 2020. Revenue per loan transaction excludes "Warranty contract revenue."
The provision for credit losses decreased to 0.0% of the average managed receivables for the three months ended September 30, 2020 from 1.7% for the three months ended September 30, 2019.

Gross Profit
For the three months ended September 30, 2020, gross profit for the AFC segment decreased $17.0 million to $46.6 million, or 69.7% of revenue, compared with $63.6 million, or 72.0% of revenue, for the three months ended September 30, 2019. The decrease in gross profit as a percent of revenue was primarily the result of a 24% decrease in revenue and an 18% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in compensation expense of $2.6 million, PWI expenses of $1.0 million, lot audits of $0.7 million and other miscellaneous expenses aggregating $0.1 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC was $5.9 million for the three months ended September 30, 2020 and 2019.
Overview of AFC Results for the Nine Months Ended September 30, 2020 and 2019
Revenue
For the nine months ended September 30, 2020, AFC revenue decreased $62.7 million, or 24%, to $202.2 million, compared with $264.9 million for the nine months ended September 30, 2019. The decrease in revenue was primarily the result of a 17% decrease in revenue per loan transaction and an 11% decrease in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $31, or 17%, primarily as a result of an increase in provision for credit losses for the nine months ended September 30, 2020, as well as decreases in interest yield. Revenue per loan transaction excludes "Warranty contract revenue."
The provision for credit losses increased to 2.6% of the average managed receivables for the nine months ended September 30, 2020 from 1.7% for the nine months ended September 30, 2019.
Gross Profit
For the nine months ended September 30, 2020, gross profit for the AFC segment decreased $52.4 million to $140.1 million, or 69.3% of revenue, compared with $192.5 million, or 72.7% of revenue, for the nine months ended September 30, 2019. The decrease in gross profit as a percent of revenue was primarily the result of a 24% decrease in revenue and a 14% decrease in cost of services. The decrease in cost of services was primarily the result of decreases in compensation expense of $5.1 million, PWI expenses of $2.6 million, lot audits of $1.0 million, travel expenses of $0.8 million, incentive-based compensation of $0.5 million and other miscellaneous expenses aggregating $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.5 million, or 8%, to $18.0 million for the nine months ended September 30, 2020, compared with $19.5 million for the nine months ended September 30, 2019, primarily as a result of decreases in incentive-based compensation of $0.5 million, travel expenses of $0.5 million and other miscellaneous expenses aggregating $0.5 million.
Holding Company Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2020	2019	2020	2019
Selling, general and administrative	$27.4	$31.3	$87.7	$107.6
Depreciation and amortization	5.8	6.6	17.4	20.8
Operating loss	$(33.2)	$(37.9)	$(105.1)	$(128.4)
Overview of Holding Company Results for the Three Months Ended September 30, 2020 and 2019
Selling, General and Administrative
For the three months ended September 30, 2020, selling, general and administrative expenses at the holding company decreased $3.9 million, or 12%, to $27.4 million, compared with $31.3 million for the three months ended September 30, 2019, primarily as a result of decreases in compensation expense of $3.5 million, professional fees of $1.2 million, stock-based compensation expense of $1.1 million, telecom costs of $0.8 million and travel expenses of $0.5 million, partially offset by increases in incentive-based compensation of $2.6 million and information technology costs of $0.6 million.
Overview of Holding Company Results for the Nine Months Ended September 30, 2020 and 2019
Selling, General and Administrative
For the nine months ended September 30, 2020, selling, general and administrative expenses at the holding company decreased $19.9 million, or 18%, to $87.7 million, compared with $107.6 million for the nine months ended September 30, 2019, primarily as a result of decreases in compensation expense of $8.3 million, professional fees of $6.5 million, stock-based compensation expense of $2.8 million, incentive-based compensation of $1.5 million, travel expenses of $1.5 million and other miscellaneous expenses of $2.3 million, partially offset by increases in information technology costs of $3.0 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility.

	September 30, 2020	December 31, 2019	September 30, 2019
(Dollars in millions)
Cash and cash equivalents*	$1,276.7	$507.6	$508.6
Restricted cash	54.7	53.3	23.3
Working capital	1,320.1	726.8	741.5
Amounts available under the Revolving Credit Facility**	325.0	325.0	325.0
Cash flow from operations for the nine months ended	431.9		291.1

*    Cash and cash equivalents at September 30, 2020 included approximately $528.2 million in net proceeds from the June 2020 issuance of perpetual convertible preferred stock of the Company.
**    There were related outstanding letters of credit totaling approximately $25.4 million, $27.4 million and $27.7 million at September 30, 2020, December 31, 2019 and September 30, 2019, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. The COVID-19 pandemic is having a significant impact on our business. As a result, we have implemented several measures that we believe will enhance liquidity for the foreseeable future. Some of these measures included reducing our compensation expense (including a reduction of base salaries across many levels of the organization, including the elimination of base salaries for our CEO, CFO and President and 50% reduction of base salaries for our other executive officers during the second quarter, furloughs and a reduction in force, among others), prohibiting non-essential business travel, suspending non-essential services provided by certain third parties at our locations, delaying or canceling capital projects at our physical auction locations and suspending the Company's quarterly dividend.
In addition, in June 2020 we issued and sold an aggregate of 550,000 shares of newly issued perpetual convertible preferred stock of the Company for net proceeds of approximately $528.2 million.
We have also taken advantage of legislation introduced to assist companies during this time. In the second and third quarters of 2020, we recorded a total of approximately $8.3 million of employee retention credits taken under the CARES Act and approximately $14.3 million under the Canada Emergency Wage Subsidy. These credits partially offset salaries and medical costs recorded in the U.S. and Canada. We will continue to monitor and assess the impact the CARES Act and similar legislation in other countries may have on our business and financial results. As the impact of the COVID-19 pandemic on the economy and our operations evolves, we will continue to assess our liquidity needs. A continued disruption could materially affect our liquidity.

Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2020	2019
Net cash provided by (used by):
Operating activities - continuing operations	$431.9	$291.1
Operating activities - discontinued operations	—	156.7
Investing activities - continuing operations	263.6	(367.3)
Investing activities - discontinued operations	—	(37.4)
Financing activities - continuing operations	88.9	(1,140.5)
Financing activities - discontinued operations	—	1,317.6
Effect of exchange rate on cash	(13.9)	7.0
Net increase in cash, cash equivalents and restricted cash	$770.5	$227.2

Cash flow provided by operating activities (continuing operations) was $431.9 million for the nine months ended September 30, 2020, compared with $291.1 million for the nine months ended September 30, 2019. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as a net increase in non-cash item adjustments, partially offset by decreased profitability attributable to reduced operations beginning March 20, 2020, resulting from COVID-19 restrictions on our business.
Net cash provided by investing activities (continuing operations) was $263.6 million for the nine months ended September 30, 2020, compared with net cash used by investing activities of $367.3 million for the nine months ended September 30, 2019. The increase in net cash from investing activities was primarily attributable to:
•a net decrease in finance receivables held for investment of approximately $456.1 million;
•a decrease in cash used for acquisitions of approximately $120.7 million; and
•a reduction in capital expenditures of approximately $53.3 million.
Net cash provided by financing activities (continuing operations) was $88.9 million for the nine months ended September 30, 2020, compared with net cash used by financing activities (continuing operations) of $1,140.5 million for the nine months ended September 30, 2019. The increase in net cash from financing activities was primarily attributable to:
•a decrease in net payments on long-term debt of $791.9 million. In the second quarter of 2019, the Company used net cash provided by financing activities from discontinued operations (cash received from IAA in the separation) to prepay its term loan debt. In addition, in the third quarter of 2019, the Company refinanced the outstanding Term Loan B-4 and Term Loan B-5 and repaid the remaining amount on the 2017 Revolving Credit Facility with the new Term Loan B-6.
•net proceeds of approximately $528.2 million received from the issuance of the Series A Preferred Stock in the second quarter of 2020;
•a decrease in the repurchase of common stock of $119.7 million;
•a decrease in dividends paid to stockholders of approximately $90.8 million;
•a decrease in cash transferred to IAA of $50.9 million; and
•a net increase in book overdrafts of approximately $11.1 million;
partially offset by:
•a net decrease in the obligations collateralized by finance receivables of approximately $320.1 million;
•an increase in cash used for payments of contingent consideration of approximately $21.8 million; and
•a net decrease in borrowings on lines of credit of approximately $19.9 million.